EXHIBIT 99.5

                               ADVISORY AGREEMENT

         ADVISORY AGREEMENT made as of the 29th day of August, 1989, as restated July 1, 1992, by and between JOHN HANCOCK ADVISERS, INC. (successor to FREEDOM CAPITAL MANAGEMENT CORPORATION), a corporation organized under the laws of Delaware having its principal place of business in Boston, Massachusetts (the "Adviser"), and FREEDOM INVESTMENT TRUST III, a Massachusetts business trust having its principal place of business in Boston, Massachusetts (the "Trust").

         WHEREAS, the Trust is engaged in business as an open-end diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

         WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Trust intends initially to offer shares in one series, the Freedom Environmental Fund, such series (the "Initial Fund"), together with all other series subsequently established by the Trust with respect to which the Adviser renders management and investment advisory services pursuant to the terms of this Agreement, being herein collectively referred to as the "Funds" and individually as a "Fund."

         NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.       APPOINTMENT OF ADVISER.
         (a) Initial Fund. The Trust hereby appoints the Adviser to act as manager and investment adviser to the Initial Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         (b) Additional Funds. In the event that the Trust establishes one or more series of shares other than the Initial Fund with respect to which it desires to retain the Adviser to render management and investment advisory services hereunder, it shall so notify the Adviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If the Adviser is willing to render such services, it shall so notify the Trust in writing, whereupon such series of shares shall become a Fund hereunder.

2.       DUTIES OF ADVISER.
         The Adviser, at its own expense, shall furnish the following services and facilities to the Trust:

         (a) Investment Program. The Adviser shall (i) furnish continuously an investment program for each Fund, (ii) determine (subject to the overall supervision and review of the Board of Trustees of the Trust) what investments shall be purchased, held, sold or exchanged by each Fund and what portion, if any, of the assets of each Fund shall be held uninvested, and (iii) make changes on behalf of the Trust in the investments of each Fund. The Adviser shall also manage, supervise and conduct the other affairs and businesses of the Trust and each Fund thereof and matters incidental thereto, subject always to the control of the Board of Trustees of the Trust and to the provisions of the Master Trust Agreement and By-Laws of the Trust, as amended, and the 1940 Act.

         (b) Regulatory Reports. The Adviser shall furnish to the Trust necessary assistance in:

                  (i) the preparation of all reports now or hereafter required by federal or other laws; and

                  (ii) the preparation of prospectuses, registration statements and amendments thereto that may be required by federal or other laws or by the rules or regulations of any duly authorized commission or administrative body.

         (c) Office Space and Facilities. The Adviser shall furnish the Trust office space in the offices of the Adviser, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities, and telephone service.

         (d) Services of Personnel. The Adviser shall provide all necessary executive and administrative personnel for managing the affairs of the Trust, including personnel to perform clerical, bookkeeping, accounting and other office functions. These services are exclusive of bookkeeping and accounting services of any dividend disbursing agent, transfer agent, registrar or custodian. The Adviser shall compensate all personnel, officers and Trustees of the Trust if such persons are also employees of the Adviser or its affiliates.

         (e) Fidelity Bond. The Adviser shall arrange for providing and maintaining a bond issued by a reputable insurance company authorized to do business in the place where the bond is issued against larceny and embezzlement covering each officer and employee of the Trust and/or the Adviser who may singly or jointly with others have access to funds or securities of the Trust, with direct or indirect authority to draw upon such funds or to direct generally the disposition of such funds. The bond shall be in such reasonable amount as a majority of the Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act, shall determine, with due consideration given to the aggregate assets of the Trust to which any such officer or employee may have access. The premium for the bond shall be payable by the Trust in accordance with paragraph 3(p).

3.       ALLOCATION OF EXPENSES.
         Except for the services and facilities to be provided by the Adviser as set forth in paragraph 2 above, the Trust assumes and shall pay all expenses for all other Trust operations and activities and shall reimburse the Adviser for any such expenses incurred by the Adviser (it being understood that the Trust shall allocate such expenses between or among its Funds to the extent contemplated by its Master Trust Agreement). the Expenses to be borne by the Trust shall include, without limitation:

         (a) all expenses of organizing the Trust or forming any series thereof;

         (b) all expenses (including information, materials and services other than services of the Adviser) of preparing, printing and mailing all annual, semiannual and periodic reports, proxy materials and other communications (including registration statements, prospectuses and amendments and revisions thereto) furnished to existing shareholders of the Trust and/or regulatory authorities;

         (c) fees involved in registering and maintaining registration of the Trust and its shares with the Securities and Exchange Commission and state regulatory authorities;

         (d) any other registration, filing or other fees in connection with requirements of regulatory authorities;

         (e) expenses, including the cost of printing of certificates, relating to issuance of shares of the Trust;

         (f) the expenses of maintaining a shareholder account and furnishing, or causing to be furnished, to each shareholder a statement of his account, including the expense of mailing;

         (g) expenses related to the redemption of its shares, including expenses attributable to any program of periodic redemption;

         (h) all issue and transfer taxes, brokers' commissions and other costs chargeable to the Trust in connection with securities transactions to which the Trust is a party, including any portion of such commissions attributable to research and brokerage services as defined by Section 28(e) of the Securities Exchange Act of 1934, as amended from time to time;

         (i) the charges and expenses of the custodian appointed by the Trust, or any depository utilized by such custodian, for the safekeeping of its property;

         (j) charges and expenses of any shareholder servicing agents, transfer agents and registrars appointed by the Trust, including costs of servicing shareholder investment accounts;

         (k) charges and expenses of independent accountants retained by the Trust;

         (l) legal fees and expenses in connection with the affairs of the Trust, including legal fees and expenses in connection with registering and qualifying its shares with Federal and state regulatory authorities;

         (m) compensation and expenses of Trustees of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act);

         (n) expenses of shareholders' and Trustees' meetings;

         (o) membership dues in, and assessments of , the Investment Company Institute or similar organizations;

         (p) insurance premiums on fidelity, errors and omissions and other coverages;

         (q) expenses incurred in connection with any distribution plan adopted by the Trust in compliance with Rule 12b-1 of the 1940 Act; and

         (r) such other non-recurring expenses of the Trust as may arise, including expenses of actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify its Trustees or shareholders with respect thereto.

4.       ADVISORY FEE.
         For the services and facilities to be provided by the Adviser as set forth in paragraph 2 hereof, the Trust agrees that the Initial Fund shall pay to the Adviser a monthly fee as soon as practical after the last day of each calendar month, which fee shall be paid at an annual rate equal to .75% of the first $500 million of the average daily net assets of the Initial Fund, and .65% of the average daily net assets in excess of that amount and agrees that John Hancock Discovery Fund shall pay to the Adviser a monthly fee as soon as practical after the last day of each calendar month, which fee shall be paid at an annual rate equal to 1.00% of the first $250 million of the average daily net assets of the John Hancock Discovery Fund, .80% of the next $250 million of the average daily net assets of the John Hancock Discovery Fund, .80% of the next $250 million of the average daily net assets and .75% of the average daily net assets over $500 million. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

         In the case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.

5.       EXPENSE LIMITATION.
         The Adviser agrees that if the total expenses of any Fund (exclusive of interest, taxes, brokerage expenses and extraordinary items such as litigation expenses) for any fiscal year of the Trust exceed limitation imposed in any jurisdiction in which that Fund is then making sales of its shares or in which its shares are then qualified for sale, if any, the Adviser will pay or reimburse such Fund for that excess up to the amount of its advisory fees payable with respect to that Fund during that fiscal year. The amount of the monthly advisory fee payable by any Fund under paragraph 4 hereof shall be reduced to the extent that the monthly expenses of that Fund on an annualized basis, would exceed the foregoing limitation. At the end of each fiscal year of the Trust, if the aggregate annual expenses chargeable to any Fund for that year exceed the foregoing limitation, the Adviser will promptly reimburse that fund for the amount of such excess to the extent not already reimbursed by reduction of the monthly advisory fee, but if such expenses are within the foregoing limitation, any excess amount previously withheld from the monthly advisory fee during that fiscal year will be promptly paid over to the Adviser.

         In the event that this Agreement (i) is terminated with respect to any one or more Funds as of a date other than the last day of the fiscal year of the Trust or (ii) commences with respect to one or more Funds as of a date other than the first day of the fiscal year of the Trust, then the expenses of such Fund or Funds shall be annualized and the Adviser shall pay to, or receive from, the applicable Fund or Funds a pro rata portion of the amount that the Adviser would have been required to pay or would have been entitled to receive, if any, had this Agreement been in effect with respect to such Fund or Funds for the full fiscal year.

6.       PORTFOLIO TRANSACTIONS.
         In connection with the management of the investment and reinvestment of the assets of the Trust, the Adviser, acting by its own officers, directors or employees or by a duly authorized subcontractor, is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Trust. In executing portfolio transactions and selecting brokers or dealers, if any, the Adviser will use its best efforts to seek on behalf of a Fund the best overall terms available.

         In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to any Fund of the Trust and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser may take into consideration and may pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided. In addition, subject to obtaining the best price and execution, the Adviser may also allocate brokerage transactions of the Funds in a manner which takes into account the sale of shares of the Funds.

7.       RELATIONS WITH TRUST.
         It is understood that the Trustees, officers and shareholders of the Trust or a Fund are or may be or become interest in the Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser are or may be or become similarly interested in the Trust or a Fund, and that the Adviser may be or become interested in the Trust or a Fund as a shareholder or otherwise.

8.       LIABILITY OF ADVISER
         The Adviser shall not be liable to the Trust or any Fund for any error of judgment or mistake of law or for any loss suffered by the Trust or any Fund in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or any Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement, nor shall any provision hereof be deemed to protect any Trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his duties or the reckless disregard of his obligations and duties. If any provision of this Agreement shall be held or made invalid by a court decision, stature, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

9.       DURATION AND TERMINATION OF THIS AGREEMENT.
         (a) Duration. This Agreement shall become effective with respect to the Initial Fund on the date hereof and, with respect to any additional Fund, on the date of receipt by the Trust of notice from the Adviser in accordance with paragraph 1(b) hereof that the Adviser is willing to serve as Adviser with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain full force and effect for two years from the date hereof with respect to the Initial Fund and, with respect to each additional Fund, for two years from the date on which such Fund becomes a Fund hereunder. Subsequent to such initial periods of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to such Fund is approved at least annually (a) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such fund, and (b) in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval; provided, however, that the continuance of this Agreement with respect to the Initial Fund or any additional Fund is subject to the approval of this Agreement by a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund at the first annual or special meeting of shareholders after this Agreement becomes effective with respect to that Fund.

         (b) Amendment. Any amendment to this Agreement shall become effective with respect to a Fund upon approval of the Adviser and a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund.

         (c) Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940
Act) of that Fund, or by the Adviser, in each case on sixty (60) days' prior written notice to the other party.

         (d) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940
Act).

         (e) Approval, Amendment or Termination by Individual Fund. Any approval, amendment or termination of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Fund shall be effective to continue, amend or terminate this Agreement with respect to such Fund notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Fund affected thereby, and (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Trust, unless such action shall be required by any applicable law or otherwise.

10.      SERVICES NOT EXCLUSIVE.
         The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

11.      SUBCONTRACTORS.
         The Trust hereby agrees that the Adviser may subcontract for the performance of any of the services contemplated to be rendered by the Adviser to any Fund hereunder; provided, however, that each subcontract meets all of the requirements of the 1940 Act.

12.      LIMITATION OF LIABILITY.
         The term "Freedom Investment Trust III" means and refers to the Trustees from time to time serving under the Master Trust Agreement of the Trust dated June 16, 1989 as the same may subsequently hereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust thereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement.

13.      MISCELLANEOUS.

         (a) Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notices.

         (b) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

         (c) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


                                               FREEDOM INVESTMENT TRUST III

Attest:
/s/ Thomas H. Drohan                           By: /s/Hugh A. Dunlap, Jr.
----------------------------                     ----------------------------
    Secretary                                      President

                                               JOHN HANCOCK ADVISERS, INC.

Attest:
/s/ Thomas H. Drohan                           By: /s/Robert G. Freedman
----------------------------                     ----------------------------
    Secretary                                      President



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